Exhibit 8.1

December 7, 2011

Board of Trustees

RLJ Lodging Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, Maryland  20814

Ladies and Gentlemen:

This firm has acted as special tax counsel to RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-11, as amended (the “Registration Statement,” which includes the “Prospectus”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of up to 65,557,064 of the Company’s common shares of beneficial interest, par value $0.01 per share.  As more fully described in the Prospectus, such common shares may be offered and sold from time to time by the selling shareholders identified in such Prospectus.  In connection with the filing of the Registration Statement, we have been asked to provide you with this opinion regarding the Company’s qualification and taxation as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes.  Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A.  Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, and administrative guidance and rulings.

Bases for Opinions

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

(1)           the Registration Statement, including the discussion in the Prospectus under the caption “U.S. Federal Income Tax Considerations” (the “Tax Disclosure”);

(2)           each of the Merger Agreements;

(3)           the Declaration of Trust of the Company, dated as of January 31, 2011, as amended through the date hereof (the “Declaration of Trust”);

(4)           the merger agreement, by and among RLJ LP, RLJ Lodging II Master, LLC, a Delaware limited liability company, and RLJ Real Estate III Master, LLC, a Delaware limited liability company, dated April 25, 2011;

(5)           certain of the Leases; and

(6)           such other documents as we deemed necessary or appropriate (the documents referred to in clauses (1) through (6), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written factual representations of the Company and RLJ LP regarding the organization, ownership and operations of the Company that are contained in a letter to us dated as of the date hereof (the “Company Representation Letter”).

For purposes of rendering our opinions, although we have knowledge as to certain of the facts set forth in the above-referenced documents and although we have discussed the Company Representation Letter with the signatories thereto, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Company Representation Letter. We consequently have relied upon the representations and statements of the Company and RLJ LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(1)           that (A) all of the representations and statements set forth in the Reviewed Documents and the Company Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement, or each agreement described in a Reviewed Document or in the Company Representation Letter, is valid and binding in accordance with its terms, and (D) each of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms; provided that, notwithstanding any of the foregoing, we are not making any assumptions as to the accuracy or completeness with respect to statements in the Tax Disclosure describing provisions of federal income tax law that are covered by our opinion set forth below;

(2)           the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)           that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(4)           that (A) each of the Primary Mergers and the Secondary Mergers was consummated in accordance with the applicable Fund Merger Agreement or REIT Merger Agreement, respectively, and was in accordance with, and qualified as a merger under, applicable state law; and (B) each other transaction described as part of the “formation transactions” under the caption “Structure and Formation of Our Company — Formation Transactions” in the IPO Prospectus was consummated in accordance with the applicable transaction document; and

(5)           that the Company will utilize all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement and the Company Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

(1)           The Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current organization and current and intended method of operation (as described in the Registration Statement and the Company Representation Letter)  will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2011, and thereafter;

(2)           A “dividend” declared by the Company will be taxable, if at all, in the year of distribution, provided, however, that if the Company declares a “dividend” in October, November or December of any year that is payable to a shareholder of record on a specified date in any such month and is actually paid during January of the following calendar year, such dividend will be treated as received by the shareholder on December 31 of the year in which it is declared.

(3)           For U.S. federal income tax purposes, with respect to a U.S. Shareholder:

(i)            Distributions treated as “dividends,” other than those designated as “capital gain dividends” or as “qualified dividend income,” will constitute “ordinary” income and will not be eligible for the “dividends received deduction” for corporations. Only that portion of a dividend paid by the Company that is properly designated as “qualified dividend income” is taxable to non-corporate U.S. Shareholders as capital gain, provided that the U.S. Shareholder held the common shares with respect to which the distribution was made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the common shares became ex-dividend with respect to the relevant distribution.

(ii)           Distributions properly designated as “capital gain dividends” will be taxed as long-term capital gain without regard to the period for which the U.S. Shareholder has held its shares, provided that corporate U.S. Shareholders may be required to treat up to 20% of some “capital gain dividends” as “ordinary” income. If the Company elects to retain and pay taxes on some or all of its net capital gain, U.S. Shareholder will be treated as having received, solely for U.S. federal income tax purposes, a distribution of such undistributed capital gain, as well as a corresponding credit or refund, as the case may be, for the corporate federal income tax that the Company paid on such undistributed capital gain. The U.S. Shareholder’s basis in its shares will be increased by an amount equal to the difference between the amount of the capital gain included in its income and the amount of tax it is deemed to have paid.

(iii)          Distributions (or any part of a distribution) not made from the Company’s “current earnings and profits” or “accumulated earnings and profits” will first reduce the adjusted basis of the common shares with respect to which the distribution is paid and, then, to the extent that such distributions exceed the adjusted basis of a U.S. Shareholder’s common shares, will be taxable as capital gain.

(iv)          Any loss upon a sale or exchange of common shares by a U.S. Shareholder who has held the shares for six months or less, after applying applicable “holding period” rules, will be treated as a long-term capital loss to the extent of the Company’s distributions required to be treated by the U.S. Shareholder as long-term capital gain.

(4)           For U.S. federal income tax purposes, with respect to a Tax-Exempt U.S. Shareholder, income derived with respect to, and gain from the sale of, the Company’s common shares should be exempt from taxation and should not be treated as “unrelated business taxable income” within the meaning of Section 512(a)(1) of the Code, unless the Tax-Exempt U.S. Shareholder has (i) held the common shares as “debt-financed property” (as defined in Section 514 of the Code) or (ii) otherwise used the common shares in an “unrelated trade or business” (as defined in Section 513 of the Code).

(5)           For U.S. federal income tax purposes, with respect to a Non-U.S. Shareholder:

(i)            “Dividends” will be treated as “ordinary” income if the distribution is payable out of “current earnings and profits” or “accumulated earnings and profits” and either: (A) is not attributable (within the meaning of Section 897 of the Code) to the Company’s “net capital gain;” or (B) is attributable to the Company’s net capital gain from the sale of “U.S. real property interests,” and the Non-U.S. Shareholder owns 5% or less of the value of the Company’s common shares at all times during the one-year period ending on the date of distribution.

(ii)           Properly designated “capital gain dividends” not attributable to the sale of “U.S. real property interests” will be treated as long-term capital gain.  Properly designated “capital gain dividends” attributable (within the meaning of Section 897 of the Code) to the sale of “U.S. real property interests” received by a Non-U.S. Shareholder that owns more than 5% of the value of the Company’s common shares at any point during the one-year period ending on the date on which the distribution is paid will be treated as long-term capital gain.  Distributions that are attributable (within the meaning of Section 897 of the Code) to net capital gain from sales by the Company of “U.S. real property interests” and paid to a Non-U.S. Shareholder that owns more than 5% of the value of the Company’s common shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income “effectively connected” with a “U.S. trade or business” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). This FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend and the “branch profits” tax may also apply to such distributions.

(iii)          A Non-U.S. Shareholder will be subject to U.S. federal income tax on the taxable sale or other disposition of the Company’s common shares under FIRPTA if each of the following three statements is true: (A) 50% or more of the Company’s assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor; (B) the Company is not a “domestically-controlled qualified investment entity” (a domestically-controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. Shareholders at all times during a specified testing period); and (C) either (i) the Company’s common shares are not “regularly traded,” as defined by applicable Treasury Regulations, on an “established securities market”;

or (ii) the Company’s common shares are “regularly traded” on an “established securities market” and the selling Non-U.S. Shareholder has held over 5% of the Company’s outstanding common shares at any time during the five-year period ending on the date of the sale.

(iv)          Even if the Company is a “domestically-controlled qualified investment entity,” a Non-U.S. Shareholder may be subject to tax under FIRPTA if the Non-U.S. Shareholder: (A) disposes of the Company’s common shares within the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such Non-U.S. Shareholder as gain from the sale or exchange of a “U.S. real property interest,” (B) acquires, or enters into a contract or option to acquire, other shares of the Company’s common shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (C) owns more than 5% of the Company’s oustanding common shares at any time during the one-year  period ending on the date of such distribution, provided the Company’s common shares are “regularly traded” on an “established securities market” in the U.S.

(v)           Although the law is not entirely clear, amounts designated by the Company as undistributed capital gain should be treated in the same manner as actual “capital gain dividends” paid by the Company.

In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

(1)           The Company’s ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes.  If one or more Leases are not respected as leases for federal income tax purposes, the Company may fail to qualify as a REIT, or one or more of the Old REITs or the Subsidiary REITs may be determined to have failed to qualify as a REIT in one or more taxable years.  Following the Integrated Mergers, the failure of one or more of the Old REITs or the Subsidiary REITs to have qualified as a REIT in any year may cause the Company also to fail to qualify as a REIT unless certain requirements are satisfied.  The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances.  In addition, for the rents payable under a Lease to qualify as “rents from real property” under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees.  In delivering the opinions set forth above, we expressly rely upon, among other things, the Company’s representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the times the Leases were originally entered into and subsequently renewed or extended (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the Lessees.  We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

(2)           The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various REIT qualification tests imposed under the Code, which are described in the Tax Disclosure, and upon the Company utilizing all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.  Our opinions set forth above do not foreclose the possibility that the Company may have to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have relied upon the representations and statements of the Company and RLJ LP as to these matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.  We will not review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

(3)           Our opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury Regulations and interpretations of the foregoing as expressed in existing court decisions, legislative history, administrative determinations (including the practices and procedures of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all, as of the date hereof.  These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of any or all our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.  The Company has not requested a ruling from the IRS (and no ruling will be sought) as to the federal tax consequences addressed in these opinions.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein.  We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

(4)           Our opinion letter addresses only the specific tax opinions set forth above.  This opinion letter does not address any other federal, state, local or foreign tax.  The opinions set forth above in paragraphs (2) through (5) are general, do not purport to address the actual material federal tax consequences of the ownership and disposition of the Company’s shares to any particular shareholder, which depend on that shareholder’s particular tax circumstances, and, except as explicitly set forth therein, do not address the special federal tax consequences under the Code that may apply to a Special Holder.   Moreover, this opinion does not address any “return” filing or any tax “withholding” or “information reporting” requirements that may apply to a particular shareholder, nor does it address the calculation of a shareholder’s tax basis in its common shares of the Company or the rate or rates of taxation that are or will be applicable to any income or gain derived by the shareholder with respect to its common shares of the Company.  Each potential holder of the Company common shares must consult its own tax advisor regarding the U.S. federal and other tax consequences resulting from the ownership and disposition of such shares in light of its particular tax circumstances.

(5)           The status of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and the U.S. federal income tax treatment of a partner will depend upon the status of the partner and the activities of the partnership.  Such entities are not characterized as U.S. Shareholders, Tax-Exempt U.S. Shareholders or Non-U.S. Shareholders in this letter and must consult with their own advisors regarding the application of the conclusions herein to their particular circumstances.

(6)           Our opinions set forth herein are based upon the representations and statements of the Company and RLJ LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement.  In the event any one of the statements, representations, or assumptions upon which we have relied to issue any one or more of our opinions is incorrect, one or more of our opinions might be adversely affected and may not be relied upon.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement.  We assume no obligation by reason of this opinion letter to advise you of any changes in either of our opinions subsequent to the delivery of this opinion letter. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the discussion in the Prospectus of the opinions set forth herein, the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and the references to our firm under the captions “U.S. Federal Income Tax Considerations” and  “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Appendix A

Definitions

“Fund II REIT” means each of RLJ Lodging II REIT, LLC and RLJ Lodging II REIT (PF #1), LLC, each a Delaware limited liability company that elected to be taxed as a REIT,.

“Fund III REIT” means each of RLJ Real Estate III REIT, LLC, and RLJ Real Estate III REIT (PF #1), LLC, each a Delaware limited liability company that elected to be taxed as a REIT.

“Fund Merger Agreement” means either that certain merger agreement by and among Fund II, the Company, and RLJ Capital Partners, LLC, a Delaware limited liability company, dated February 1, 2011, or that certain merger agreement by and among Fund III, the Company and RLJ Capital Partners III, LLC, a Delaware limited liabillty company, dated February 1, 2011

“Hotel” means each hotel in which the Company has a direct or indirect interest.

“Integrated Mergers” means the Primary Mergers together with the Secondary Mergers.

“IPO Prospectus” means, in connection with the Company’s initial public offering, the Prospectus dated May 10, 2011 contained in the registration statement on Form 424B4, as amended (file no. 333-172011), filed by the  Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Lease” means any real estate lease of a Hotel pursuant to which the Company, directly or through a Subsidiary REIT and/or one or more Partnership Subsidiaries, leased or leases a Hotel or other Real Property to a Lessee, taking into account all subsequent amendments, renewals and/or extensions.

“Lessee” means any TRS Lessee or any other party that leases one or more Hotels or other leased Real Property pursuant to a Lease.

“LLC” means a limited liability company.

“Merger Agreement” means each of the Fund Merger Agreements and REIT Merger Agreements.

“Non-U.S. Shareholder” means a beneficial owner of the Company’s common shares that is not a U.S. Shareholder or an entity that is treated as a partnership for U.S. federal income tax purposes.

“Old REITs” means any of the Fund II REITs or the Fund III REITs.

“Partnership Subsidiary” means any of RLJ LP and each partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either the Company, an Old REIT, or a Subsidiary REIT owns (or owned) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not the interest is (or was) a controlling interest in, or otherwise represents (or represented) the ability to control or direct the operation of, such entity).  Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include a TRS or subsidiaries thereof.

“Primary Mergers” means the concurrent mergers of (i) RLJ Lodging Fund II, L.P. and RLJ Lodging Fund II (PF #1), L.P., each a Delaware limited partnership, with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth in that certain merger agreement dated February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Capital Partners II, LLC, a Delaware limited liability company, and the Company, and (ii) RLJ Real Estate Fund III, L.P. and RLJ Real Estate Fund III (PF #1), L.P., each a Delaware limited partnership, with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth in that certain merger agreement dated February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Capital Partners III, LLC, a Delaware limited liability company, and the Company.

“Real Property” means real property, including interests in real property and interests in mortgages on real property.

“REIT Merger Agreement” means either that certain merger agreement by and among the Company and the Fund II REITS, dated April 25, 2011 or that certain merger agreement by and among the Company and the Fund III REITs, dated April 25, 2011.

“RLJ LP” means the RLJ Lodging Trust, L.P., a Delaware limited partnership.

“Secondary Mergers” means, immediately following the Primary Mergers, the merger of the Old REITs with and into the Company, with the Company surviving.

“Special Holder” means a shareholder subject to special tax treatment under the Code, including, without limitation, a shareholder that does not hold the Company common shares as a “capital asset” within the meaning of Section 1221 of the Code, a tax-exempt organization, a broker-dealer, a trader in securities that elects to mark to market, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, an S corporation, an investor subject to the “alternative minimum tax” provisions of the Code, an investor that holds its common shares as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security,” or other integrated investment, an investor that holds its common shares through a partnership or similar pass-through entity, a holder who receives the Company common shares through the exercise of employee shares options or otherwise as compensation, an investor that holds 10% or more (by vote or value) of the Company’s outstanding common shares, a Non-U.S. Shareholder, a foreign (non-U.S.) government, a person with a “functional currency” other than the U.S. dollar, a U.S. expatriate, or a nominee.

“Subsidiary REIT” means means any of RLJ III — MH Denver Airport, Inc. (f/k/a Lodgian Denver Inc.), RLJ III — EM West Palm Beach, Inc. (f/k/a Servico Centre Associates, Inc.),  RLJ III — C Buckhead, Inc. (f/k/a Lodgian Buckhead, Inc.) and, from and after the effective date of its REIT election, any direct or indirect subsidiary of RLJ LP that has elected to be treated as a REIT under the Internal Revenue Code.

“Tax-Exempt U.S. Shareholder” means a beneficial owner of the Company’s common shares that is a U.S. Shareholder and an organization described in Section 501(a) of the Code, other than an organization that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan described in Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code whose income is payable to any of the aforementioned tax-exempt organizations.

“TRS” means a “taxable REIT subsidiary,” as described in Section 856(l) of the Code.  Any entity taxable as a corporation in which a TRS of a real estate investment trust owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of such real estate investment trust whether or not a separate election is made with respect to such other entity.

“TRS Lessee” means any lessee of a Hotel that is a TRS.

“U.S. Shareholder” means a beneficial owner of the Company’s common shares that is, for U.S. federal income tax purposes, a citizen or resident, as defined in Section 7701(b) of the Code, of the United States, a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or in the District of Columbia, an estate the income of which is subject to federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.